[Execution Copy]

AGREEMENT AND PLAN OF REORGANIZATION

between

UNION FIRST MARKET BANKSHARES CORPORATION

and

STELLARONE CORPORATION

____________________________

June 9, 2013
____________________________

TABLE OF CONTENTS

ARTICLE 1.	THE MERGER AND RELATED MATTERS	1
1.1	The Merger	1
1.2	Effective Date	2
1.3	Closing	2
1.4	Corporate Governance and Related Matters	2
1.5	Banking Operations	3
1.6	Articles of Incorporation and Bylaws of the Continuing Corporation	3
1.7	Tax Consequences	4
1.8	Appraisal Rights	4

ARTICLE 2.	MERGER CONSIDERATION; EXCHANGE PROCEDURES	4
2.1	Conversion of StellarOne Common Stock	4
2.2	Exchange Procedures	5
2.3	No Fractional Shares	6
2.4	Anti-Dilution	6
2.5	Dividends	6
2.6	StellarOne Stock Options and Other Equity-Based Awards	7
2.7	Treasury Warrant	8
2.8	Withholding Rights	8

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES	8
3.1	Disclosure Letters	8
3.2	Standard	9
3.3	Representations and Warranties	10

ARTICLE 4.	COVENANTS RELATING TO CONDUCT OF BUSINESS	26
4.1	Conduct of Business Pending Merger	26
4.2	Dividends	29
4.3	Transition	29
4.4	Control of the Other Party's Business	30

ARTICLE 5.	ADDITIONAL AGREEMENTS	30
5.1	Reasonable Best Efforts	30
5.2	Access to Information; Notice of Certain Matters; Confidentiality	30
5.3	Stockholder Approvals	31
5.4	Registration Statement; Joint Proxy Statement; SEC Filings	31
5.5	No Other Acquisition Proposals	32
5.6	Applications and Consents	35
5.7	Public Announcements	35
5.8	Affiliate Agreements	35
5.9	Employee Benefit Plans	35
5.10	Reservation of Shares; NASDAQ Listing	37
5.11	Indemnification	38
5.12	Employment and Other Arrangements	38
5.13	Consent to Assign and Use Premises; Extensions	39
5.14	Change of Method	39
5.15	Takeover Laws	40
5.16	Certain Policies	40
5.17	Supplemental Indentures	40
5.18	Shareholder Litigation	40
5.19	Exemption from Liability Under Section 16(b)	40

ARTICLE 6.	CONDITIONS TO THE MERGER	41
6.1	General Conditions	41
6.2	Conditions to Obligations of Union	42
6.3	Conditions to Obligations of StellarOne	42

ARTICLE 7.	TERMINATION	43
7.1	Termination	43
7.2	Effect of Termination	44
7.3	Non-Survival of Representations, Warranties and Covenants	45
7.4	Termination Fee	45
7.5	Expenses	46

ARTICLE 8.	GENERAL PROVISIONS	46
8.1	Entire Agreement	46
8.2	Binding Effect; No Third Party Rights	46
8.3	Waiver and Amendment	47
8.4	Governing Law	47
8.5	Notices	47
8.6	Counterparts	48
8.7	Waiver of Jury Trial	48
8.8	Severability	49

	LIST OF EXHIBITS
EXHIBIT 1.1(a)	Form of Plan of Merger
EXHIBIT 1.4(b)	Form of Bylaw Amendment of the Continuing Corporation
EXHIBIT 5.8	Forms of Affiliate Agreements

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c )
Bank Reports	Section 3.3(g)
Benefit Plans	Section 3.3(n)(i)
Change in StellarOne Recommendation	Section 5.5(e)
Change in Union Recommendation	Section 5.5(e)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Confidentiality Agreement	Section 5.2(c )
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(a)
Continuing Corporation Stock Award	Section 2.6 (c )
Derivative Contract	Section 3.3(t)
Disclosure Letter	Section 3.1(a)
Effective Date	Section 1.2
Environmental Claim	Section 3.3(q)(iv)(A)
Environmental Laws	Section 3.3(q)(iv)(B)
ERISA	Section 3.3(n)(iii)
Exchange Act	Section 3.3(f)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.3(s)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loan Loss Allowance	Section 3.3(p)(ii)
Material Adverse Effect	Section 3.2 (b)
Material Contract	Section 3.3(j)
Materials of Environmental Concern	Section 3.3(q)(iv)(C )
Merger	Recitals
New Certificates	Section 2.2(a)
Notice of Termination or Recommendation Change	Section 5.5(f)
Old StellarOne Certificates	Section 2.1(c )
Organizational Documents	Section 3.3(a)
OREO	Section 3.3(p)(iii)
Permitted Issuances	Section 4.1 (d)(ii)
Plan of Merger	Section 1.1
Registration Statement	Section 5.4(a)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Replacement Option	Section 2.6
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(f)(v)
SCC	Section 1.2
SEC	Section 3.3 (f)(i)
SEC Reports	Section 3.3 (f)(i)
Securities Act	Section 3.3 (f)(i)
StellarOne Afflilates	Section 5.8
StellarOne Board Recommendation	Section 5.3 (b)
StellarOne Common Stock	Section 2.1 (a)
StellarOne Continuing Employees	Section 5.9(a)
StellarOne Directors	Section 1.4(b)
StellarOne Stock Award	Section 2.6(c )
StellarOne Stock Option	Section 2.6(a)
StellarOne Stock Plan	Section 2.6(a)
StellarOne Stockholder Approval	Section 3.3(c)(i)(A)
StellarOne Stockholders Meeting	Section 5.3(b)
Subsidiary	Section 3.3(b)
Subsidiary Bank Merger	Section 1.5(a)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(x)
Tax Returns	Section 3.3(l)(i)
Tax or Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(s)
Termination Fee	Section 7.4(a)
Treasury	Section 3.3(c)
Treasury Warrant	Section 3.3(c)
Union Affiliates	Section 5.8
Union Bank	Section 1.5(a)
Union Board Recommendation	Section 5.3(a)
Union Common Stock	Section 1.4(a)
Union Directors	Section 1.4(b)
Union Stock Awards	Section 3.3(d)
Union Stock Options	Section 3.3(d)
Union Stock Plan	Section 3.3(d)
Union Stockholder Approvals	Section 3.3(c)(i)(B)
Union Stockholders Meeting	Section 5.3(a)
VSCA	Section 1.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of June 9, 2013, between UNION FIRST MARKET BANKSHARES CORPORATION, a Virginia corporation (“Union”), and STELLARONE CORPORATION, a Virginia corporation (“StellarOne”).

WHEREAS, the Boards of Directors of Union and StellarOne have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which StellarOne will merge with and into Union (the “Merger”);

WHEREAS, the Boards of Directors of Union and StellarOne have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
The Merger and Related Matters

1.1           The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2) and in accordance with the Virginia Stock Corporation Act (the “VSCA”), StellarOne will be merged with and into Union pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1(a) and made a part hereof (the “Plan of Merger”).  The separate corporate existence of StellarOne thereupon shall cease, and Union will be the surviving corporation in the Merger (Union is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter).  The Merger will have the effect set forth in Section 13.1-721 of the VSCA.  Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of StellarOne, and all of the debts, liabilities, obligations, claims, restrictions and duties of StellarOne shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

1.2           Effective Date.

(a)           The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission (the “SCC”) effecting the Merger (the “Effective Date”).  Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur on or before January 1, 2014, or on such other date as the parties may agree in writing.  At or after the Closing Date (as defined herein), Union and StellarOne will execute and deliver Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger to the SCC.

(b)           Notwithstanding any other provision to the contrary, if at any time after January 1, 2014 the conditions set forth in Article 6 shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the Closing (as defined herein) and the Closing does not occur within five (5) business days thereafter, and a record date for any dividend or other distribution in respect of the Union Common Stock (as defined herein) is taken after the end of such five (5) day period such that the StellarOne stockholders will not be entitled to participate in such dividend, each holder of StellarOne Common Stock (as defined herein) shall be entitled to receive, upon surrender of the Old StellarOne Certificates (as defined herein) and compliance with the other provisions of Article 2, a payment equal to the difference between (i) the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Union Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution and (ii) the amount and kind of dividend or other distribution that such holder actually received as a holder of record of the shares of StellarOne Common Stock for such same fiscal quarter.

1.3           Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of LeClairRyan, A Professional Corporation, Richmond, Virginia on a date mutually agreed to by the parties (the “Closing Date”).  All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.

1.4           Corporate Governance and Related Matters.

(a)           Immediately prior to the Effective Date, the Articles of Incorporation of Union shall be amended to increase the number of authorized shares of common stock, par value $1.33 per share, of Union (“Union Common Stock”) from 36,000,000 to 100,000,000 shares.

(b)           Prior to the Effective Date, Union shall take all actions necessary to adopt the amendments to the Bylaws of Union substantially in the form set forth in Exhibit 1.4(b), effective as of the Effective Date.  On or prior to the Effective Date, the Board of Directors of Union shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at such number, not to exceed nineteen (19), consisting of (i) not more than eleven (11) current Union directors designated by Union, including the current Chief Executive Officer of Union (the “Union Directors”), and eight (8) current StellarOne directors to be designated prior to the Effective Date by Stellar One, subject to the consent of Union which shall not be unreasonably withheld (the “StellarOne Directors”).  No other directors of Union or StellarOne shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date.  The Union Directors and StellarOne Directors will be split as equally as possible among the three classes of directors to serve staggered terms.

(c)           Subject to and in accordance with the Bylaws of the Continuing Corporation, effective as of the Effective Date, (i) Dr. Raymond D. Smoot, Jr. will serve as Chairman of the Board of Directors of the Continuing Corporation, (ii) Mr. Ronald L. Hicks will serve as Vice Chairman of the Board of Directors of the Continuing Corporation and (iii) the officers of Union in office immediately prior to the Effective Date, together with such additional persons as may thereafter be appointed, shall serve as the officers, respectively, of the Continuing Corporation from and after the Effective Date.

1.5           Banking Operations.

(a)           At and after the Effective Date, StellarOne Bank, the wholly-owned Virginia chartered commercial bank subsidiary of StellarOne, shall operate as a separate Virginia chartered commercial banking subsidiary of the Continuing Corporation until such time as StellarOne Bank shall be merged (the “Subsidiary Bank Merger”) with and into Union First Market Bank, the wholly-owned Virginia chartered commercial bank subsidiary of Union (“Union Bank”).

(b)           The officers and directors of StellarOne Bank immediately prior to the Effective Date shall continue to be the officers and directors of StellarOne Bank after the Effective Date until the effective date of the Subsidiary Bank Merger, subject to the StellarOne Bank Board of Directors determination with respect to the officers, after consultation with Union to reflect any management changes occurring after the Effective Date.  Prior to the effective date of the Subsidiary Bank Merger, Union Bank and its Board of Directors shall take all actions necessary to offer a board position with Union Bank to those current members of the Board of Directors of StellarOne who are not appointed to the Continuing Corporation’s Board of Directors as of the Effective Date, and to appoint such individuals to the Board of Directors of Union Bank as of the effective date of the Subsidiary Bank Merger, including amending the Bylaws of Union Bank for such purposes.

1.6           Articles of Incorporation and Bylaws of the Continuing Corporation.

The Articles of Incorporation and Bylaws of Union as in effect immediately prior to the Effective Date, as such Articles of Incorporation are proposed to be amended as set forth in Section 1.4(a) hereof and as such Bylaws are proposed to be amended as set forth in Exhibit 1.4(b) hereto, will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

1.7           Tax Consequences.

    It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.8           Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of StellarOne Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of StellarOne Common Stock.

At the Effective Date, by virtue of the Merger and without any action on the part of Union or StellarOne or their respective stockholders:

(a)           Each share of common stock, par value $1.00 per share, of StellarOne (“StellarOne Common Stock”), that is issued and outstanding immediately before the Effective Date will be converted into and exchanged for 0.9739 shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) pursuant to the terms and conditions set forth in this Agreement and the Plan of Merger (the “Exchange Ratio”).

(b)           All shares of StellarOne Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c)           Each certificate previously representing shares of StellarOne Common Stock (the “Old StellarOne Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of StellarOne Common Stock: (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of StellarOne Common Stock represented by the Old StellarOne Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old StellarOne Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5.

(d)           Each share of Union Common Stock issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Continuing Corporation Common Stock.  Each certificate previously representing shares of Union Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(e)           Each share of StellarOne Common Stock held by either party and each share of Union Common Stock held by StellarOne or any of its Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Union Common Stock shall resume the status of authorized and unissued shares of Union Common Stock.

2.2           Exchange Procedures.

(a)           At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Union (the “Exchange Agent”), for the benefit of the holders of the Old StellarOne Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of StellarOne Common Stock.

(b)           As promptly as practicable after the Effective Date, and in no event later than five (5) business days thereafter, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of StellarOne immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old StellarOne Certificates for New Certificates based upon the Exchange Ratio.

(c)           The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of StellarOne Common Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old StellarOne Certificates, together with the transmittal materials duly executed and completed in accordance with the instructions thereto.  No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3 or Section 2.5.

(d)           A StellarOne stockholder whose Old StellarOne Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive New Certificates, dividends or distributions, and cash in lieu of fractional shares, to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Union pursuant to applicable law and as required in accordance with Union’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of StellarOne for twelve (12) months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof).  Any former stockholders of StellarOne who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of StellarOne Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f)           None of the Exchange Agent, either of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of StellarOne for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3           No Fractional Shares.

Each holder of shares of StellarOne Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of Union Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.4           Anti-Dilution.

In the event Union changes (or establishes a record date for changing) the number of shares of Union Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.5           Dividends.

No dividend or other distribution payable to the holders of record of StellarOne Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Old StellarOne Certificates until such holder physically surrenders such certificate (or furnishes a surety bond of a customary indemnity that such certificate is lost, destroyed, stolen or are otherwise missing) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6           StellarOne Stock Options and Other Equity-Based Awards.

(a)           At the Effective Date, each option to purchase shares of StellarOne Common Stock (a “StellarOne Stock Option”) granted under an equity or equity-based compensation plan of StellarOne (a “StellarOne Stock Plan”), shall vest and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such StellarOne Stock Option (except as provided otherwise in this Section 2.6(a)), the number of shares of Union Common Stock equal to (i) the number of shares of StellarOne Common Stock subject to the StellarOne Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number.  The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of StellarOne Common Stock that were purchasable pursuant to such StellarOne Stock Option divided by (z) the Exchange Ratio.  Notwithstanding the foregoing, each StellarOne Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code.  At the Effective Date, Union shall assume the StellarOne Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and the StellarOne Stock Awards (as defined herein) and shall have no obligation to make any additional grants or awards under the StellarOne Stock Plans.

(b)           Each restricted stock award granted under a StellarOne Stock Plan (a “StellarOne Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall cease, at the Effective Date, to represent any rights with respect to shares of StellarOne Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of the Continuing Corporation (a “Continuing Corporation Stock Award”), on the same terms and conditions as were applicable under the StellarOne Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the StellarOne Stock Plan or in the related award document by reason of the Merger).  The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Award shall be equal to the number of shares of StellarOne Common Stock subject to the StellarOne Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock.

(c)           As soon as practicable after the Effective Date, the Continuing Corporation will deliver to the holders of Replacement Options and StellarOne Stock Awards any required notices setting forth such holders’ rights pursuant to the respective StellarOne Stock Plan and award documents and stating that such StellarOne Stock Awards have been assumed by the Continuing Corporation or that such Replacement Option has been issued by the Continuing Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6 after giving effect to the Merger and the terms of the StellarOne Stock Plan).

2.7           Treasury Warrant.

At the Effective Date, each Treasury Warrant (as defined herein), which is then outstanding and unexercised shall cease to represent a right to acquire StellarOne Common Stock and shall be converted into a warrant to purchase shares of Union Common Stock in an amount and at an exercise price determined in accordance with the terms of such Treasury Warrant.

2.8           Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3
Representations and Warranties

3.1           Disclosure Letters.

(a)           Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b)           Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2           Standard.

(a)           No representation or warranty of Union or StellarOne contained in Section 3.3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i), 3.3(d), 3.3(e) and 3.3(v), which shall be true in all material respects with respect to it, and (ii) Sections 3.3(c)(ii)(A) and 3.3(h)(ii) which shall be true and correct in all respects) will be deemed untrue or incorrect, including for purposes of Sections 6.2(a) and 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party.

(b)           The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Union or StellarOne or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(c)           The term “Knowledge” with respect to Union, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of Union and, with respect to StellarOne, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of StellarOne.

3.3           Representations and Warranties.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2013 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary or forward-looking in nature), Union represents and warrants to StellarOne, and StellarOne represents and warrants to Union, to the extent applicable, as follows:

(a)           Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia.  It has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.  It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of its Disclosure Letter.

(b)           Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis.  The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person.  No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries.  There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law.  A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows the jurisdiction of organization of each Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.

The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c)           Authority; No Breach of the Agreement.

(i)           It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by it have been duly and validly authorized by all necessary corporate action and subject only to the receipt of:

(A)           in the case of StellarOne, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of StellarOne Common Stock (the “StellarOne Stockholder Approval”), and

(B)           in the case of Union, approval of (1) the amendments to the Union Articles of Incorporation as described in Section 1.4(a), and (2) this Agreement and the Plan of Merger, each by the holders of a majority of the outstanding shares of Union Common Stock (the “Union Stockholder Approvals”).

This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity.  Union represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(ii)           Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will:  (A) conflict with or result in a breach of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iii)           As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d)           Union Capital Stock. The authorized capital stock of Union consists of:  (i) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding; and (ii) 36,000,000 shares of common stock, par value $1.33 per share, of which 24,880,402 shares are issued and outstanding as of this date.  All outstanding shares of capital stock of Union have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.  As of the date hereof, 448,265 shares of Union Common Stock are subject to options to purchase Union Common Stock (“Union Stock Options”), and 117,051 shares are subject to unvested restricted stock awards (“Union Stock Awards”), in each case granted under an equity or equity-based compensation plan of Union (a “Union Stock Plan”).  As of the date of this Agreement, there are not any shares of capital stock of Union reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Union is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each Union Stock Plan.

(e)           StellarOne Capital Stock. The authorized capital stock of StellarOne consists of: (i) 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding; and (ii) 35,000,000 shares of common stock, par value $1.00 per share, of which 22,519,601 shares are issued and outstanding as of this date.
All outstanding shares of capital stock of StellarOne have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person.  As of the date hereof, 161,042 shares of StellarOne Common Stock are subject to StellarOne Stock Options and 207,673 shares are subject to unvested StellarOne Stock Awards, in each case granted under a StellarOne Stock Plan, and 302,623 shares are subject to a Warrant To Purchase Common Stock, dated December 19, 2008 (including separate warrants derived therefrom, if any, the “Treasury Warrant”), issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Securities Purchase Agreement incorporated into the Letter Agreement, dated December 19, 2008, between StellarOne and the Treasury.  As of the date of this Agreement, there are not any shares of capital stock of StellarOne reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the StellarOne Equity Plans and the Treasury Warrant and as set forth in Section 3.3(e) of its Disclosure Letter.

(f)           SEC Filings; Financial Statements.

(i)           It has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports.  Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii)           Each of its financial statements contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)           It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)           Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v)           Each of its principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. It is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)           Bank Reports.  It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2009 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it.  Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2009, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(h)           Absence of Certain Changes or Events. Since December 31, 2012, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

(i)           Absence of Undisclosed Liabilities.  Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since March 31, 2013 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j)           Material Contracts; Defaults.  Except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein; (vi) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $100,000; (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $400,000 per year, and (viii) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries (any such being referred to as a “Material Contract”).  Neither it nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k)           Legal Proceedings; Compliance with Laws.  Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such.  Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future.  It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).  It and each of its Subsidiaries hold, and have at all times since December 31, 2009, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l)           Tax Matters.

(i)           It and each of its Subsidiaries have timely filed all federal Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects.  All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements.  Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority.  As used herein, “Tax” or “Taxes” mean all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority.  As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii)           It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii)           There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries).  Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)           Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4.  It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)           It is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(m)           Property.

(i)           Except as set forth in Section 3.3(m) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2012 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2012).  All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws.  Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii)           In the case of StellarOne, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by StellarOne and each of its Subsidiaries or in which StellarOne or any of its Subsidiaries has any ownership or leasehold interest.  StellarOne has made available to Union true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which StellarOne or any of its Subsidiaries is a party.

(n)           Employee Benefit Plans.

(i)           Section 3.3(n)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans, (D) all bonus, stock option, stock purchase, restricted stock, equity compensation, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements; and (E) all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors, whether or not written or unwritten (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

(ii)           It has, with respect to each Benefit Plan, previously delivered to the other party or made available to the other party true and complete copies of: (A) all current Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (G) copies of the most recent nondiscrimination tests for all Benefit Plans, as applicable; and (H) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii)           None of its Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv)           All of its Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v)           Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures) or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures).  Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan.  There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi)           All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued.  All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.  There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of it or any of its Subsidiaries, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii)           To its Knowledge, it has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust that is an employee benefit plan as defined in Section 3(3) of ERISA.  To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii)           There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any of its Benefit Plans (other than routine claims for benefits). None of its Benefit Plans is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix)           Except as set forth in Section 3.3(n)(ix) of its Disclosure Letter,   (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x)           It has not sponsored and does not have any obligation with respect to any welfare plan, as defined in Section 3(1) of ERISA, that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.  It has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit its right to amend, terminate or modify any such benefits.

(xi)           Except as set forth in Section 3.3(n)(xi) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2012 and 2013.

(xii)           All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of it or any of its Subsidiaries have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii)           Each Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(o)           Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.  Each such insurance policy is outstanding and in full force and effect, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Since December 31, 2012, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2013 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries.  Set forth in Section 3.3(o) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(p)           Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs.  Except as set forth in Section 3.3(p) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i)           All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of March 31, 2013 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)           The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of March 31, 2013 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii)           The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of March 31, 2013 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(iv)           The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Sections 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(v)           Section 3.3(p) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2011 by it or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back).

(q)           Environmental Matters.

(i)           Except as described in Section 3.3(q) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all Environmental Laws (as defined herein).  Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)           Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary.  Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)           There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iv)           For purposes of this Agreement, the following terms shall have the following meanings:

(A)           “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)           “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C)           “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(r)           Books and Records.  Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s)           Intellectual Property.  It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted.  To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.  “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material.  The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(t)           Derivative Instruments.  Except as set forth in Section 3.3(t) of its Disclosure Letter, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of its Disclosure Letter.

(u)           Deposits.  Except as set forth in Section 3.3(u) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(v)           Investment Securities.

(i)
It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP.

(ii)
It and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

(w)           Takeover Laws and Provisions.  It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA.  It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(x)           Transactions With Affiliates. All “covered transactions” between it and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y)           Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Union has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and StellarOne has retained Raymond James & Associates, Inc. as its financial advisor (in each case pursuant to engagement letters true and complete copies of which have been previously provided to the other party).

(z)           Fairness Opinion.  Prior to the execution of this Agreement, Union has received a written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid in the Merger is fair from a financial point of view to Union.  Prior to the execution of this Agreement, StellarOne has received a written opinion of Raymond James & Associates, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of StellarOne Common Stock.  Such opinions have not been amended or rescinded as of the date of this Agreement.

ARTICLE 4
Covenants Relating to Conduct of Business

4.1           Conduct of Business Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, as set forth in its Disclosure Letter or as required by law, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), Union and StellarOne each agrees that it will not, and will cause each of its Subsidiaries not to:

(a)           Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)           Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby,  (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)           Amend its Organizational Documents (except as provided herein for Union).

(d)           (i)           Other than pursuant to stock options outstanding as of the date hereof under the Union Stock Plans or StellarOne Stock Plans and except for Permitted Issuances (as defined herein): (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto, including the optional stock purchase feature of the StellarOne Dividend Reinvestment and Stock Purchase Plan; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights or similar stock-based rights.

(ii)           “Permitted Issuances” mean: (A) issuances of new Rights granted after the date hereof pursuant to and in accordance with the Union Stock Plans for up to 25,000 shares, provided that such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of timing, type (i.e., options, restricted stock), terms, and amount of such issuances; (B) in the event the Effective Date is delayed to a date in 2014 beyond which either party would ordinarily grant new Rights to participants in their respective management incentive or similar plans, issuances of new Rights pursuant to and in accordance with the Union Stock Plans and the StellarOne Stock Plans, provided that such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of timing, type (i.e., options, restricted stock), terms, and amount of such issuances; (C) issuances of shares of Union Common Stock pursuant to the Union Dividend Reinvestment and Stock Purchase Plan and issuances of shares of StellarOne Common Stock pursuant to the dividend reinvestment feature of the StellarOne Dividend Reinvestment and Stock Purchase Plan; (D) shares of StellarOne Common Stock that may be issued upon exercise of the Treasury Warrant; or (E) issuances of Union Common Stock or any security convertible into shares of Union Common Stock in connection with one or more business acquisitions or entering into any agreement with respect to the foregoing; provided that the aggregate market value, as of the date of announcement or the date of entering into any such agreement if no announcement is made, of such acquisitions or proposed acquisitions does not exceed $5,000,000.

(e)           Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; (ii) in the case of Union and after consultation with StellarOne as required by Section 4.3, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice; (iii) in the event the Effective Date is delayed to a date in 2014 beyond which either party would ordinarily establish and make incentive cash bonus awards for the 2014 performance period to employees, making such incentive cash bonus awards for 2014 that are in the ordinary course of business and consistent in all material respects with past practice in terms of timing and type; and (iv) in the case of StellarOne and after consultation with Union as required by Section 4.3, (A) making incentive compensation awards and payments under current plans based on performance in the normal course of business consistent with past practice, (B) making discretionary cash bonus awards of not more than the amount set forth in Section 4.1(e) of its Disclosure Letter to certain employees selected by officers of StellarOne after consultation with Union as required by Section 4.3, (C) making of cash awards under a retention bonus pool of not more than the amount set forth in Section 4.1(e) of StellarOne’s Disclosure Letter that will be dedicated to certain employees of StellarOne designated by StellarOne, subject to the approval of Union, pursuant to terms and conditions of a retention plan developed jointly by StellarOne and Union promptly after the date of this Agreement for the purpose of retaining such employees prior to and after the Effective Date, (D) providing a change in control agreement (substantially similar to existing change in control agreements provided to similarly situated StellarOne executives) to the employee set forth in Section 4.1(e) of its Disclosure Letter, and (E) establishing a mortgage sales management plan covering the employee set forth in Section 4.1(e) of StellarOne’s Disclosure Letter.

(f)           Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice or as otherwise specifically permitted in this Agreement.

(g)           Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.

(h)           Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) as permitted by Section 4.2) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except in the case of Union for repurchases and other acquisitions of shares of Union Common Stock up to the amount set forth in Section 4.1(h) of its Disclosure Letter.

(i)           Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except (i) by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, or (ii)  for a transaction that meets the market value limitation requirements of a Permitted Issuance under Section 4.1(d)(ii)(C), when combined with any other acquisitions or proposed acquisitions that also meet the requirements of Section 4.1(d)(ii)(C).

(j)           Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k)           Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l)           Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law.

(m)           Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(n)           (i) With respect to StellarOne and its Subsidiaries only, make, renew, restructure or otherwise modify any Loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $15 million or, if the total lending relationship to any one borrower and its affiliates is in excess of $15 million as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan for such borrower and its affiliates; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(o)           (i) Enter into or extend any material agreement, lease or license relating to real property, personal property, data processing or bankcard functions; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business; or (iii) in the case of StellarOne, make any capital expenditures in the aggregate in excess of $2,000,000, including the proposed capital expenditures set forth in Section 4.1(o) of its Disclosure Letter, and other than expenditures necessary to maintain existing assets in good repair.

(p)           Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business involving a settlement in an amount and for consideration not in excess of $300,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 3.3(k) of its Disclosure Letter.

(q)           Agree to take any of the actions prohibited by this Section 4.1.

4.2           Dividends.

After the date of this Agreement until the Effective Date, (i) Union may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of Union Common Stock at a rate of $0.13 per share per quarter, with such increases, if any, that are consistent with past practice, (ii) StellarOne may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of StellarOne Common Stock at a rate not to exceed $0.10 per share per quarter, and (iii) Union’s and StellarOne’s direct and indirect Subsidiaries, respectively, may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly owned Subsidiaries (or from such Subsidiaries to Union or StellarOne) and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties.

4.3           Transition.

To facilitate the integration of the operations of Union and StellarOne and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Union and StellarOne shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4           Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give Union, directly or indirectly, the right to control or direct the operations of StellarOne, and nothing contained in this Agreement shall give StellarOne, directly or indirectly, the right to control or direct the operations of Union.  Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5
Additional Agreements

5.1           Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2           Access to Information; Notice of Certain Matters; Confidentiality.

(a)           Each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations.  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b)           Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c)           Each party hereto shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the Mutual Confidentiality Agreement, dated as of May 6, 2013 (the “Confidentiality Agreement”), between Union and StellarOne, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3           Stockholder Approvals.

(a)           Union shall call a meeting of its stockholders for the purpose of obtaining the Union Stockholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Union Stockholders Meeting”).  Subject to Section 5.5, the Board of Directors of Union shall (i) recommend to Union’s stockholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Union Board Recommendation”), (ii) include the Union Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the Union Stockholder Approvals.

(b)           StellarOne shall call a meeting of its stockholders for the purpose of obtaining the StellarOne Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “StellarOne Stockholders Meeting”).  Subject to Section 5.5, the Board of Directors of StellarOne shall (i) recommend to StellarOne’s stockholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “StellarOne Board Recommendation”), (ii) include the StellarOne Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the StellarOne Stockholder Approval.

(c)           Union and StellarOne shall use their reasonable best efforts to hold their respective stockholder meetings on the same day.

5.4           Registration Statement; Joint Proxy Statement; SEC Filings.

(a)           Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by Union with the SEC in connection with the Union Stockholders Meeting and the StellarOne Stockholders Meeting, and the parties will prepare a joint proxy statement and prospectus and other proxy solicitation materials of Union and StellarOne constituting a part thereof (the “Joint Proxy Statement”).  Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by Union or StellarOne without consultation with the other party and its counsel.  Union will use its reasonable best efforts, in which StellarOne will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and Union and StellarOne shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.

(b)           Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective stockholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

5.5           No Other Acquisition Proposals.

(a)           Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage or facilitate any inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b)           Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit either party, prior to its respective meeting of stockholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its stockholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below).  Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)           For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Union or StellarOne, or their respective Subsidiaries:  (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of a party and its Subsidiaries or 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party.

(d)           For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Union or StellarOne, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by Union or StellarOne, as applicable) (A) is more favorable to the stockholders of Union or StellarOne, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed to be amended by Union or StellarOne, as applicable) and (B) is reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “10% or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving StellarOne or Union or one of their respective banking Subsidiaries.

(e)           Except as provided in Section 5.5(f), neither the Board of Directors of StellarOne, the Board of Directors of Union, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of StellarOne or Union, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in StellarOne Recommendation” or a “Change in Union Recommendation,” respectively).

(f)           Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of StellarOne or Union, as applicable, may either:

(i)           enter into a definitive agreement to accept a Superior Proposal and terminate this Agreement pursuant to Section 7.1(j) or (k), as the case may be, provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or (d), as the case may be, or

(ii)           make a Change in StellarOne Recommendation or a Change in Union Recommendation, as applicable,

if and only if in the case of both clause (i) and (ii) above (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to StellarOne or Union, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of StellarOne or Union, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of StellarOne or Union, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its stockholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Termination or Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Termination or Recommendation Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Termination or Recommendation Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to its stockholders under applicable law.

5.6           Applications and Consents.

(a)           The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b)           Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby.  Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7           Public Announcements.

Prior to the Effective Date, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Global Select Market or any other self-regulatory organization.

5.8           Affiliate Agreements.

Union has identified to StellarOne all persons who are, as of the date hereof, directors or executive officers of Union (the “Union Affiliates”), and StellarOne has identified to Union all persons who are, as of the date hereof, directors or executive officers of StellarOne (the “StellarOne Affiliates”).  Each party will use its reasonable best efforts to obtain a written agreement in the form of Exhibit 5.8 hereto to be delivered, on or prior to the date hereof to StellarOne from each Union Affiliate and to Union from each StellarOne Affiliate, on or prior to the date hereof.

5.9           Employee Benefit Plans.

(a)           On or as soon as reasonably practicable following the Effective Date, the Continuing Corporation shall provide to officers and employees of StellarOne and its Subsidiaries, who at or after the Effective Date become employees of the Continuing Corporation or its Subsidiaries (“StellarOne Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are the same as for similarly situated officers and employees of the Continuing Corporation and its Subsidiaries.  Until such time as the StellarOne Continuing Employees are able to participate in the Benefit Plans of the Continuing Corporation, the Continuing Corporation shall maintain for the benefit of the StellarOne Continuing Employees the Benefit Plans maintained by StellarOne immediately prior to the Effective Date (it being understood that participation in the Continuing Corporation’s Benefit Plans may commence at different times with respect to each Benefit Plan).

(b)           For purposes of participation, vesting and benefit accrual (but only for benefit accrual for vacation or paid time off) under the Continuing Corporation’s Benefit Plans, service with or credited by StellarOne or any of its Subsidiaries shall be treated as service with the Continuing Corporation; provided that this provision shall not cause Union’s tax-qualified defined benefit pension plan (which is not open to new participants) to be opened to new participants or to provide additional credit for pre-Effective Date service for benefit accrual purposes.  Immediately following the Effective Date, a StellarOne Continuing Employee shall begin participation in the Continuing Corporation’s Employee Stock Ownership Plan, provided such StellarOne Continuing Employee meets any applicable age and service requirements on the Effective Date (based on the granting of StellarOne service credit). To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the StellarOne Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by StellarOne), and (ii) cause any deductible, co-insurance, flexible spending account contribution or maximum out-of-pocket payments made by the StellarOne Continuing Employees under welfare Benefit Plans maintained by StellarOne to be credited to such StellarOne Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by, and provide credit for any flexible spending account contributions already made by, such StellarOne Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation.  Any paid time off amount with respect to each StellarOne Continuing Employee that is accrued and outstanding as of the Effective Date shall be carried over or cashed out by the Continuing Corporation in its sole discretion at or as soon as reasonably practicable after the Effective Date, as the case may be, subject to a carry-over limit of five (5) days.

(c)           Each employee of StellarOne, or one of its Subsidiaries, at the Effective Date who is terminated by the Continuing Corporation, or one of its Subsidiaries, on or after the Effective Date, excluding any employee who has a contract providing for severance (who shall be entitled to the severance amounts provided for in their respective contracts), shall be entitled to severance pay in accordance with the severance policy of StellarOne as in effect on the date of this Agreement, if and to the extent that such employee is entitled to severance pay under such policy. Each employee of StellarOne, or one of its Subsidiaries, who is terminated by the Continuing Corporation or any of its Subsidiaries (other than for cause) on or within six (6) months of the Effective Date, shall be entitled to reasonable outplacement services to be provided by an outplacement agency selected by the Continuing Corporation at no cost to the employee.  The scope and duration of outplacement services offered will vary based on an employee’s position and exemption status at StellarOne immediately prior to the Effective Date.

(d)           With respect to StellarOne’s 401(k) plan, StellarOne shall cause such plan to be fully vested and terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals.  Each StellarOne Continuing Employee who is a participant in the StellarOne 401(k) plan shall be eligible to participate in Union’s 401(k) plan as soon as administratively practical after the Effective Date, and account balances under the terminated StellarOne 401(k) plan will be eligible for distribution or rollover, including direct rollover of both cash and promissory notes to Union’s 401(k) plan for the StellarOne Continuing Employees.  Any other former employee of StellarOne or its Subsidiaries who is employed by Union or its Subsidiaries after the Effective Date shall be eligible to be a participant in Union’s 401(k) plan upon complying with eligibility requirements.  For purposes of administering Union’s 401(k) plan, service with StellarOne and its Subsidiaries shall be deemed to be service with Union for participation and vesting purposes, but not for purposes of benefit accrual.

(e)           Except as provided in this Section 5.9(e), nothing in this Section 5.9 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Benefit Plans maintained by Union or StellarOne or their respective Subsidiaries before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Benefit Plan, provided that such amendment or termination shall not relieve the Continuing Corporation from its obligations under this Section 5.9.

5.10           Reservation of Shares; NASDAQ Listing.

(a)           Union shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, including proposing at the Union Stockholders Meeting that stockholders approve an amendment to Union’s Articles of Incorporation to increase the number of authorized shares of Union Common Stock as described in Section 1.3(a), and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

           (b)           Union shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.11           Indemnification.

(a)           Following the Effective Date, the Continuing Corporation and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from StellarOne or any of its Subsidiaries (an “Indemnified Party”) (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and StellarOne’s Organizational Documents or any StellarOne Subsidiary’s Organizational Documents, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested).  Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.

(b)           The Continuing Corporation shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by StellarOne from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by StellarOne for such existing directors’ and officers’ liability (and fiduciary) insurance.  If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to StellarOne or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

(d)           This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives.  The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

5.12           Employment and Other Arrangements.

(a)           The Continuing Corporation will, as of and after the Effective Date, assume and honor all employment agreements, change in control agreements, severance agreements and deferred compensation plans and agreements, including the obligations of StellarOne to the participants in the StellarOne Executive Deferred Compensation Plan, that StellarOne and its Subsidiaries have with current and former officers and directors and which are set forth in Section 3.3(j) of its Disclosure Letter, except to the extent any such agreements shall be superseded on or after the Effective Date in a manner that complies with all amendment and termination requirements provided for in such agreements.

(b)           For purposes of all Benefit Plans sponsored or maintained by StellarOne or its Subsidiaries and Affiliates, the Merger described in this Agreement shall be considered a “change in control” under such Benefit Plans and the rights of StellarOne employees or Benefit Plan participants to receive any payments or to vest in any such Benefit Plans or award agreements thereunder shall be governed by the terms of the respective StellarOne Benefit Plans or such award agreements.

5.13           Consent to Assign and Use Leases Premises; Extensions.

(a)           On Section 5.13 of its Disclosure Letter, StellarOne has provided a list of all leases with respect to real or personal property used by it or any Subsidiary.  With respect to the leases disclosed in Section 5.13 of its Disclosure Letter, StellarOne and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of StellarOne and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

(b)           At the election of Union made within forty-five (45) days after the date hereof, with respect to any StellarOne lease that expires on or prior to June 30, 2020 without any options to extend, StellarOne and each of its Subsidiaries shall use their commercially reasonable efforts to take, or shall cause to be taken, all steps reasonably requested by Union to obtain options to extend such leases effective at the Effective Date on such terms as are reasonably acceptable to Union.

5.14           Change of Method.

Union and StellarOne shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of Union and StellarOne (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Continuing Corporation Common Stock received by StellarOne stockholders in exchange for each share of StellarOne Common Stock, (ii) adversely affect the tax treatment of StellarOne’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of StellarOne or Union pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.15           Takeover Laws.

If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.3) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.16           Certain Policies.

At Closing, StellarOne shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Union.

5.17           Supplemental Indenture.

Prior to the Effective Date, StellarOne and Union shall take all actions necessary for Union to enter into supplemental indentures with the trustees of the (i) Indenture dated June 26, 2003 for StellarOne’s floating rate junior subordinated debt securities due June 26, 2033, and (ii) Indenture dated March 18, 2004 for StellarOne’s floating rate junior subordinated debt securities due June 17, 2034, to evidence the succession of Union as the obligor on those securities as of the Effective Date.  The form of the supplemental indentures shall be reasonably acceptable to Union. Union agrees to assume StellarOne’s obligations under the above indentures and related subordinated debentures as well as under guaranty agreements related to the preferred trust securities issued by StellarOne’s trust subsidiaries, FNB (VA) Statutory Trust II and VFG Limited Liability Trust.

5.18           Shareholder Litigation.

Each of StellarOne and Union shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation.  In addition, no such settlement by StellarOne shall be agreed to without Union’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19           Exemption from Liability Under Section 16(b).

StellarOne and Union agree that, in order to most effectively compensate and retain certain directors and officers of StellarOne in connection with the Merger, both prior to and after the Effective Date, it is desirable that such directors and officers not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 5.19.  The Board of Directors of Union and of StellarOne, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition of StellarOne Common Stock, StellarOne Stock Awards or StellarOne Stock Options by such directors and officers, and the acquisition of Continuing Corporation Common Stock, Continuing Corporation Stock Awards or Continuing Corporation Stock Options by such directors and officers, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE 6
Conditions to the Merger

6.1           General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)           Corporate Action.  All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Union Stockholder Approvals and the StellarOne Stockholder Approval.

(b)           Regulatory Approvals.  Union and StellarOne shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger) in the reasonable opinion of Union or StellarOne, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Union or StellarOne.

(c)           Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)           NASDAQ Listing.  The shares of the Continuing Corporation Common Stock to be issued to the holders of StellarOne Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e)           Legal Proceedings.  Neither party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.2           Conditions to Obligations of Union.

The obligations of Union to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Union pursuant to Section 8.3.

(a)           Representations and Warranties.  The representations and warranties of StellarOne set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Union shall have received a certificate, dated as of the Closing Date, signed on behalf of StellarOne by the Chief Executive Officer and Chief Financial Officer of StellarOne to such effect.

(b)           Performance of Obligations.  StellarOne shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Union shall have received a certificate, dated as of the Closing Date, signed on behalf of StellarOne by the Chief Executive Officer and Chief Financial Officer of StellarOne to such effect.

(c)           Federal Tax Opinion.  Union shall have received a written opinion, dated the Closing Date, from its counsel LeClairRyan, A Professional Corporation in form and substance reasonably satisfactory to Union, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Union and StellarOne reasonably satisfactory in form and substance to such counsel.

6.3           Conditions to Obligations of StellarOne.

The obligations of StellarOne to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by StellarOne pursuant to Section 8.3.

(a)           Representations and Warranties.  The representations and warranties of Union set forth in Article 3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and StellarOne shall have received a certificate, dated as of the Closing Date, signed on behalf of Union by the Chief Executive Officer and Chief Financial Officer of Union to such effect.

(b)           Performance of Obligations.  Union shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and StellarOne shall have received a certificate, dated as of the Closing Date, signed on behalf of Union by the Chief Executive Officer and Chief Financial Officer of Union to such effect.

(c)           Federal Tax Opinion.  StellarOne shall have received a written opinion, dated the Closing Date, from its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to StellarOne, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of StellarOne and Union reasonably satisfactory in form and substance to such counsel.

ARTICLE 7
Termination

7.1           Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the stockholders of Union or StellarOne, as provided below:

(a)           By the mutual consent in writing of Union and StellarOne;

(b)           By either Union or StellarOne, evidenced by written notice, if the Merger has not been consummated by June 30, 2014, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Date to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           By either Union or StellarOne in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated in this Agreement;

(d)           By either Union or StellarOne (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of Union and Section 6.3(a) in the case of StellarOne;

(e)           By either Union or StellarOne (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period;

(f)           By Union, at any time prior to the StellarOne Stockholder Approval, (i) if StellarOne has failed to make the StellarOne Board Recommendation, (ii) upon a Change in StellarOne Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (iii) if StellarOne has failed to comply in all material respects with its obligations under Section 5.3(b) and Section 5.5;

(g)           By either Union or StellarOne, if the StellarOne Stockholder Approval shall not have been obtained at the StellarOne Stockholders Meeting;

(h)           By StellarOne, at any time prior to the Union Stockholder Approval, (i) if Union has failed to make the Union Board Recommendation, (ii) upon a Change in Union Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) (iii) if Union failed to comply in all material respects with its obligations under Section 5.3(a) and Section 5.5;

(i)           By either StellarOne or Union, if the Union Stockholder Approvals shall not have been obtained at the Union Stockholders Meeting;

(j)           By Union if the Board of Directors of Union determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that Union pays to StellarOne the Termination Fee simultaneously with such termination pursuant to Section 7.4(d); or

(k)           By StellarOne if the Board of Directors of StellarOne determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that StellarOne pays to Union the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).

7.2           Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of Union, StellarOne, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3           Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4           Termination Fee.

(a)           In the event that (i) an Acquisition Proposal with respect to StellarOne shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of StellarOne, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to StellarOne after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by StellarOne or Union pursuant to Section 7.1(b) (if the StellarOne Stockholder Approval has not theretofore been obtained), (B) by Union pursuant to Section 7.1(d) or (e) or (C) by StellarOne or Union pursuant to Section 7.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination StellarOne enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then StellarOne shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay Union a fee equal to $21,800,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)           In the event this Agreement is terminated by Union pursuant to Section 7.1(f) or by StellarOne pursuant to Section 7.1(k), then StellarOne shall, on the date of termination, pay Union the Termination Fee by wire transfer of immediately available funds.

(c)           In the event that (i) an Acquisition Proposal with respect to Union shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of Union, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Union after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Union or StellarOne pursuant to Section 7.1(b) (if the Union Stockholder Approvals have not theretofore been obtained), (B) by StellarOne pursuant to Section 7.1(d) or (e) or (C) by StellarOne or Union pursuant to Section 7.1(i) and (iii) prior to the date that is fifteen (15) months after the date of such termination Union enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Union shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay StellarOne the Termination Fee by wire transfer of immediately available funds.

(d)           In the event this Agreement is terminated by StellarOne pursuant to Section 7.1(h) or by Union pursuant to Section 7.1(j), then Union shall, on the date of termination, pay StellarOne the Termination Fee by wire transfer of immediately available funds.

(e)           Each of Union and StellarOne acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Union and StellarOne, respectively would not enter into this Agreement.  Accordingly, if Union or StellarOne, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, Union or StellarOne, as applicable commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, Union or StellarOne, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

7.5           Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by Union and StellarOne.

ARTICLE 8
General Provisions

8.1           Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between Union and StellarOne with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2           Binding Effect; No Third Party Rights.

This Agreement shall bind Union and StellarOne and their respective successors and assigns.  Other than Sections 5.11 and 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3           Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the Union Stockholders Meeting or the StellarOne Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Regulatory Approvals.

8.4           Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.  The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

8.5           Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Union:

G. William Beale
Chief Executive Officer
Union First Market Bankshares Corporation
1051 East Cary Street
Suite 1200
Richmond, Virginia 23219
Tele:         (804) 632-2121
Fax:           (804) 448-0548

with a copy to:

George P. Whitley, Esq.
LeClairRyan, A Professional Corporation
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Tele:           (804) 343-4089
Fax:           (804) 783-7628

If to StellarOne:

O. R. Barham, Jr.
President and Chief Executive Officer
StellarOne Corporation
590 Peter Jefferson Parkway
Suite 250
Charlottesville, Virginia  22911
Tele:           (434) 964-2316
Fax:           (434) 964-2210

with a copy to:

Jacob A. Lutz, III, Esq.
R. Mason Bayler, Jr., Esq.
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Tele:           (804) 697-1490
Fax:           (804) 698-6014

8.6           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7           Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8           Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

UNION FIRST MARKET
BANKSHARES CORPORATION

By:           /s/ G. William Beale
G. William Beale
Chief Executive Officer

STELLARONE CORPORATION

By:           /s/ O. R. Barham, Jr.
O. R. Barham, Jr.
President and Chief Executive Officer

EXHIBIT 1.1(a)
To the Agreement and
Plan of Reorganization

PLAN OF MERGER
BETWEEN
STELLARONE CORPORATION
AND
UNION FIRST MARKET BANKSHARES CORPORATION

           Pursuant to this Plan of Merger (the “Plan of Merger”), StellarOne Corporation, a Virginia corporation (“StellarOne”), shall merge with and into Union First Market Bankshares Corporation, a Virginia corporation (“Union”).

ARTICLE 1
Terms of the Merger

           1.1           The Merger.

           Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of June 9, 2013, by and between Union and StellarOne (the “Agreement”), at the Effective Date (as defined herein), StellarOne will be merged with and into Union, in accordance with the provisions of Virginia law, and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “Merger”).  The separate corporate existence of StellarOne thereupon shall cease, and Union will be the surviving corporation in the Merger (Union as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter).  The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).  Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of StellarOne, and all of the debts, liabilities, obligations, claims, restrictions and duties of StellarOne shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1           Conversion of StellarOne Common Stock.

At the Effective Date, by virtue of the Merger and without any action on the part of Union or StellarOne or their respective stockholders:

(a)           Each share of common stock, par value $1.00 per share, of StellarOne (“StellarOne Common Stock”), that is issued and outstanding immediately before the Effective Date will be converted into and exchanged for 0.9739 shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) pursuant to the terms and conditions set forth in the Agreement and this Plan of Merger (the “Exchange Ratio”).

(b)           All shares of StellarOne Common Stock converted pursuant to this    Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c)           Each certificate previously representing shares of StellarOne Common Stock (the “Old StellarOne Certificates”) shall cease to represent any rights except the right to receive with respect to each underlying share of StellarOne Common Stock: (i) a new certificate representing the number of whole shares of Continuing Corporation Common Stock into which the shares of StellarOne Common Stock represented by the Old StellarOne Certificate have been converted pursuant to this Section 2.1 upon the surrender of such Old StellarOne Certificate in accordance with Section 2.2, (ii) in accordance with Section 2.3, cash in lieu of fractional shares of Continuing Corporation Common Stock; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.5.

(d)           Each share of Union Common Stock issued and outstanding immediately before the Effective Date shall remain an issued and outstanding share of Continuing Corporation Common Stock.  Each certificate previously representing shares of Union Common Stock shall continue to represent an equal number of shares of Continuing Corporation Common Stock on and after the Effective Date.

(e)           Each share of StellarOne Common Stock held by either party and each share of Union Common Stock held by StellarOne or any of its Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Union Common Stock shall resume the status of authorized and unissued shares of Union Common Stock.

2.2           Exchange Procedures.

(a)           At the Effective Date, the Continuing Corporation shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Union (the “Exchange Agent”), for the benefit of the holders of the Old StellarOne Certificates, certificates representing Continuing Corporation Common Stock (“New Certificates”), together with any dividends or distributions with respect thereto and any cash to be paid hereunder in lieu of fractional shares of Continuing Corporation Common Stock, without any interest thereon (the “Exchange Fund”), to be paid pursuant to Article 1 and this Article 2 in exchange for outstanding shares of StellarOne Common Stock.

(b)           As promptly as practicable after the Effective Date, and in no event later than five (5) business days thereafter, the Continuing Corporation shall cause the Exchange Agent to send to each former stockholder of record of StellarOne immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Old StellarOne Certificates for New Certificates based upon the Exchange Ratio.

(c)           The Continuing Corporation shall cause the New Certificates for shares of Continuing Corporation Common Stock into which shares of StellarOne Common Stock are converted at the Effective Date or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be paid to such stockholder upon delivery to the Exchange Agent of Old StellarOne Certificates, together with the transmittal materials duly executed and completed in accordance with the instructions thereto.  No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.3 or Section 2.5.

(d)           A StellarOne stockholder whose Old StellarOne Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive New Certificates, dividends or distributions, and cash in lieu of fractional shares, to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Union pursuant to applicable law and as required in accordance with Union’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of StellarOne for twelve (12) months after the Effective Date shall be returned to the Continuing Corporation (together with any dividends or earnings in respect thereof).  Any former stockholders of StellarOne who have not complied with this Article 2 shall thereafter be entitled to look only to the Continuing Corporation, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of StellarOne Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f)           None of the Exchange Agent, either of the parties hereto or any of their respective Subsidiaries shall be liable to any stockholder of StellarOne for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3           No Fractional Shares.

Each holder of shares of StellarOne Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of Union Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding the Effective Date.

2.4           Anti-Dilution.

In the event Union changes (or establishes a record date for changing) the number of shares of Union Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.5           Dividends.

No dividend or other distribution payable to the holders of record of StellarOne Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Old StellarOne Certificates until such holder physically surrenders such certificate (or furnishes a surety bond of a customary indemnity that such certificate is lost, destroyed, stolen or are otherwise missing) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.6           StellarOne Stock Options and Other Equity-Based Awards.

(a)           At the Effective Date, each option to purchase shares of StellarOne Common Stock (a “StellarOne Stock Option”) granted under an equity or equity-based compensation plan of StellarOne (a “StellarOne Stock Plan”), shall vest and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such StellarOne Stock Option (except as provided otherwise in this Section 2.6(a)), the number of shares of Union Common Stock equal to (i) the number of shares of StellarOne Common Stock subject to the StellarOne Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number.  The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of StellarOne Common Stock that were purchasable pursuant to such StellarOne Stock Option divided by (z) the Exchange Ratio.  Notwithstanding the foregoing, each StellarOne Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code.  At the Effective Date, Union shall assume the StellarOne Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and the StellarOne Stock Awards (as defined herein) and shall have no obligation to make any additional grants or awards under the StellarOne Stock Plans.

(b)           Each restricted stock award granted under a StellarOne Stock Plan (a “StellarOne Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall cease, at the Effective Date, to represent any rights with respect to shares of StellarOne Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of the Continuing Corporation (a “Continuing Corporation Stock Award”), on the same terms and conditions as were applicable under the StellarOne Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the StellarOne Stock Plan or in the related award document by reason of the Merger).  The number of shares of Continuing Corporation Common Stock subject to each such Continuing Corporation Stock Award shall be equal to the number of shares of StellarOne Common Stock subject to the StellarOne Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Continuing Corporation Common Stock.

2.7           Treasury Warrant.

At the Effective Date, each warrant to purchase StellarOne Common Stock originally issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Securities Purchase Agreement incorporated into the Letter Agreement, dated December 19, 2008, between StellarOne and the Treasury (a “Treasury Warrant”), which is then outstanding and unexercised shall cease to represent a right to acquire StellarOne Common Stock and shall be converted into a warrant to purchase shares of Union Common Stock in an amount and at an exercise price determined in accordance with the terms of such Treasury Warrant.

2.8           Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3
Articles of Incorporation and Bylaws of the Continuing Corporation

           The Articles of Incorporation and Bylaws of Union as in effect immediately prior to the Effective Date, as such Articles are to be amended pursuant to Section 1.4(a) of the Agreement and as such Bylaws are to be amended as set forth in Exhibit 1.4(b) to the Agreement, will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 4
Conditions Precedent

The obligations of StellarOne and Union to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5
Termination

This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

EXHIBIT 1.4(b)
To the Agreement and
Plan of Reorganization

Form of Bylaw Amendments to Bylaws of the Continuing Corporation

Article II of the Bylaws shall be amended by adding paragraphs (b) and (c) to Section 4 and by adding a new Section 9 as set forth below.

Section  4.  Chairman of the Board.

(a)           At the annual meeting of the Board of Directors following each annual meeting of shareholders, the Board of Directors shall elect a Chairman and a Vice Chairman from among its members to preside at meetings of the Board.  In their absence, the CEO or the President shall perform the duties of the Chairman.

(b)           Notwithstanding the foregoing, from and after the Effective Date (as defined in Section 9(a) below) through the third anniversary of the Effective Date, the Chairman of the Board shall be Dr. Raymond D. Smoot, Jr.  During the period that Dr. Smoot continues to serve as Chairman of the Board pursuant to the terms of this Section 4(b), he shall also serve as a member of the Executive Committee of the Corporation.  The removal of Dr. Smoot, or the failure to appoint or re-elect Dr. Smoot as Chairman of the Board as provided in this Section 4 prior to the third anniversary of the Effective Date, and any determination not to nominate Dr. Smoot as director of the Corporation, prior to the third anniversary of the Effective Date, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(c)           The provisions of this Section 4 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 4 may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors.  The provisions of paragraphs (b) and (c) of this Section 4 will automatically terminate and be deemed repealed in full effective as of the third anniversary of the Effective Date without any further action by the Board of Directors of the Corporation.  In the event of any inconsistency between any provisions of this Section 4 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 4 shall control.

Section  9.  Board Composition.

(a)           Effective as of the Effective Date (as defined in the Agreement and Plan of Reorganization, dated as of June 9, 2013, by and between Union First Market Bankshares Corporation and StellarOne Corporation (“StellarOne”), as the same may be amended from time to time (the “Merger Agreement”)), and notwithstanding any other provision of these Bylaws that may be to the contrary, the Board of Directors of the Corporation shall be comprised of nineteen directors, of which eleven shall be members of the Board of Directors of the Corporation prior to the Effective Date chosen by the Corporation prior to the Effective Date (each a “Union Director” and collectively the “Union Directors”), and eight shall be members of the Board of Directors of StellarOne prior to the Effective Date who are designated by StellarOne prior to the Effective Date by StellarOne, subject to the consent of Union which shall not be unreasonably withheld, to serve as directors of the Corporation (each a “StellarOne Director” and collectively the “StellarOne Directors”).  The Union Directors and the StellarOne Directors shall be apportioned among the three classes of the Board of Directors of the Corporation in a manner as nearly equal as possible.

(b)           From and after the Effective Date through the third anniversary of the Effective Date, all vacancies on the Board of Directors of the Corporation created by the cessation of service of a Union Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining Union Directors, and all vacancies on the Board of Directors of the Corporation created by the cessation of service of a StellarOne Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Corporation by a majority of the remaining StellarOne Directors, as applicable.

(c)           All directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of the Union Directors shall be considered “Union Directors” for purposes of this Article II, Section 9, and all directors so nominated and appointed or elected to the Board of Directors of the Corporation by proposal of StellarOne Directors shall be considered “StellarOne Directors” for purposes of this Article II, Section 9.

(d)           From and after the Effective Date through the third anniversary of the Effective Date, the provisions of this Section 9 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 9 may be adopted, only by an affirmative vote of the StellarOne Directors.  This Section 9 will automatically terminate and be deemed repealed in full effective as of the third anniversary of the Effective Date without any further action by the Board of Directors of the Corporation.  In the event of any inconsistency between any provision of this Section 9 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 9 are intended to control.

EXHIBIT 5.8
To the Agreement and
Plan of Reorganization

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of June 9, 2013, is by and among UNION FIRST MARKET BANKSHARES CORPORATION, a Virginia corporation (“Union”), STELLARONE CORPORATION, a Virginia corporation (“StellarOne”), and the undersigned stockholder of StellarOne (the “Stockholder”).  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Union and StellarOne have approved a business combination of their companies through the merger (the “Merger”) of StellarOne with and into Union pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union and StellarOne, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Stockholder is the beneficial and registered owner of, and has the sole power to vote or direct the disposition of the number of shares of common stock, par value $1.00 per share, of StellarOne (“StellarOne Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto (such shares, together with all shares of StellarOne Common Stock subsequently acquired by the Stockholder during the term of this Agreement, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Union and StellarOne entering into the Merger Agreement, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Agreement to Vote.

During the term of this Agreement and at such time as StellarOne conducts the StellarOne Stockholders Meeting, the Stockholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the StellarOne Stockholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of StellarOne under the Merger Agreement or of the Stockholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Union’s or StellarOne’s conditions under the Merger Agreement.

2.           Covenants of Stockholder.

The Stockholder covenants and agrees as follows:

           (a)           Ownership.  The Stockholder is the beneficial and registered owner of the Shares as set forth opposite the Stockholder’s name on Schedule A hereto.  Except for the Stockholder’s Shares, the Stockholder is not the beneficial or registered owner of any other shares of StellarOne Common Stock or rights to acquire shares of StellarOne Common Stock and for which Stockholder has sole right and power to vote and/or dispose.  For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(b)           Restrictions on Transfer.  During the term of this Agreement, the Stockholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Stockholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)           Authority.  The Stockholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(d)           No Breach.  None of the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares are subject.

(e)           No Liens.  The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)           Consents and Approvals.  The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)           No Solicitation.  During the term of this Agreement, the Stockholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)           Statements.  The Stockholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other stockholders of StellarOne should not support the Merger.

           3.           No Prior Proxies.

The Stockholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.           Certain Events.

The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of StellarOne affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of StellarOne issued to or acquired by the Stockholder.

5.           Capacity; Obligation to Vote.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of StellarOne is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Stockholder shall be permitted, at the request of the Board of Directors of StellarOne, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of StellarOne.  With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Stockholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Stockholder of his or her responsibilities as a director or officer of StellarOne, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement.  The term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Stockholder of his or her fiduciary responsibility in respect of any such securities.

(b)           The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Stockholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) Union is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) StellarOne is otherwise entitled to terminate the Merger Agreement.

6.           Term; Termination.

The term of this Agreement shall commence on the date hereof.  This Agreement shall terminate upon the termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement.  Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Stockholder, StellarOne or Union, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.           Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Stockholder shall hereby authorize and instruct StellarOne to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

           8.           Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached.  Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.           Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

           10.           Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.           Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to StellarOne or Union, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to the Stockholder, at the address for the Stockholder shown on the records of StellarOne.

12.           Benefit of Agreement; Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)           The parties hereto agree and designate StellarOne Bank and Union First Market Bank as third-party beneficiaries of this Agreement, with StellarOne Bank and Union First Market Bank each having the right to enforce the terms hereof.

13.           Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

14.           Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, Union First Market Bankshares Corporation, StellarOne Corporation and the Stockholder have caused this Agreement to be duly executed as of the date and year first above written.

                                                      UNION FIRST MARKET
BANKSHARES CORPORATION

By:
G. William Beale
Chief Executive Officer

STELLARONE CORPORATION

By:
O. R. Barham, Jr.
President and Chief Executive Officer

STOCKHOLDER

[NAME]

SCHEDULE A

Number of Shares
Name	Common Stock (including restricted stock)	Vested Options	Unvested Options

Total

SCHEDULE B

Liens

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of June 9, 2013, is by and among UNION FIRST MARKET BANKSHARES CORPORATION, a Virginia corporation (“Union”), STELLARONE CORPORATION, a Virginia corporation (“StellarOne”), and the undersigned stockholder of Union (the “Stockholder”).  All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Union and StellarOne have approved a business combination of their companies through the merger (the “Merger”) of StellarOne with and into Union pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of June 9, 2013, between Union and StellarOne, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Stockholder is the beneficial and registered owner of, and has the sole power to vote or direct the disposition of the number of shares of common stock, par value $1.33 per share, of Union (“Union Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto (such shares, together with all shares of Union Common Stock subsequently acquired by the Stockholder during the term of this Agreement, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to StellarOne and Union entering into the Merger Agreement, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Agreement to Vote.

During the term of this Agreement and at such time as Union conducts the Union Stockholders Meeting, the Stockholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the amendment to the Union Articles of Incorporation as described in Section 1.4(a) of the Merger Agreement and in favor of the Merger Agreement at the Union Stockholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Union under the Merger Agreement or of the Stockholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of StellarOne’s or Union’s conditions under the Merger Agreement.

2.           Covenants of Stockholder.

The Stockholder covenants and agrees as follows:

(a)           Ownership.  The Stockholder is the beneficial and registered owner of the Shares as set forth opposite the Stockholder’s name on Schedule A hereto.  Except for the Stockholder’s Shares, the Stockholder is not the beneficial or registered owner of any other shares of Union Common Stock or rights to acquire shares of Union Common Stock and for which Stockholder has sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(b)           Restrictions on Transfer.  During the term of this Agreement, the Stockholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Stockholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)           Authority.  The Stockholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(d)           No Breach.  None of the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares are subject.

(e)           No Liens.  The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)           Consents and Approvals.  The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)           Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)           No Solicitation. During the term of this Agreement, the Stockholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)           Statements.  The Stockholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other stockholders of Union should not support the Merger.

3.           No Prior Proxies.

The Stockholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.           Certain Events.

The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Union affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of Union issued to or acquired by the Stockholder.

5.           Capacity; Obligation to Vote.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of Union is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Stockholder shall be permitted, at the request of the Board of Directors of Union, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of Union.  With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Stockholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Stockholder of his or her responsibilities as a director or officer of Union, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement.  The term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Stockholder of his or her fiduciary responsibility in respect of any such securities.

(b)           The parties hereto agree that, notwithstanding the provisions contained in   Section 1 hereof, the Stockholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) StellarOne is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) Union is otherwise entitled to terminate the Merger Agreement.

6.           Term; Termination.

The term of this Agreement shall commence on the date hereof.  This Agreement shall terminate upon the termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement.  Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Stockholder, Union or StellarOne, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.           Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Stockholder shall hereby authorize and instruct Union to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.           Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached.  Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.           Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.           Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.           Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to Union or StellarOne, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to the Stockholder, at the address for the Stockholder shown on the records of Union.

12.           Benefit of Agreement; Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)           The parties hereto agree and designate StellarOne Bank and Union First Market Bank as third-party beneficiaries of this Agreement, with StellarOne Bank and Union First Market Bank each having the right to enforce the terms hereof.

13.           Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

14.           Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, Union First Market Bankshares Corporation, StellarOne Corporation and the Stockholder have caused this Agreement to be duly executed as of the date and year first above written.

UNION FIRST MARKET
BANKSHARES CORPORATION

By:
G. William Beale
Chief Executive Officer

STELLARONE CORPORATION

By:
O. R. Barham, Jr.
President and Chief Executive Officer

STOCKHOLDER

[NAME]

SCHEDULE A

Number of Shares
Name	Common Stock (including restricted stock)	Vested Options	Unvested Options

Total

SCHEDULE B

Liens